Exhibit 99.1

PRESS RELEASE

For Immediate Release

Splunk Appoints Patricia B. Morrison to Board of Directors

SAN FRANCISCO — April 22, 2013 — Splunk Inc. (NASDAQ: SPLK), the leading software platform for real-time operational intelligence, today announced that Patricia B. Morrison has been appointed to the company’s Board of Directors effective as of April 19, 2013.

“We are thrilled to welcome Patty to our board,” said Godfrey Sullivan, Chairman and CEO, Splunk. “Patty is a veteran in IT and business management. Her in-depth knowledge of the challenges and opportunities presented by big data brings valuable perspective to Splunk. I look forward to Patty’s contributions.”

“Global organizations are presented with a powerful opportunity to gain critical business insights by analyzing their machine-generated data,” said Morrison. “Splunk software can have a substantial impact by enabling real-time operational intelligence across an organization. As a board member, I look forward to supporting Splunk’s continued success.”

Ms. Morrison has been Executive Vice President of Customer Care Shared Services and Chief Information Officer for Cardinal Health since 2009. Prior to joining Cardinal Health, she held senior executive and IT leadership positions at Motorola, Office Depot, PepsiCo, Quaker Oats, General Electric and Procter & Gamble. Ms. Morrison also serves on the Board of Directors of the Columbus Museum of Art and TechColumbus.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) provides the engine for machine data™. Splunk® software collects, indexes and harnesses the machine-generated big data coming from the websites, applications, servers, networks and mobile devices that power business. Splunk software enables organizations to monitor, search, analyze, visualize and act on massive streams of real-time and historical machine data. More than 5,200 enterprises, universities, government agencies and service providers in over 90 countries use Splunk Enterprise to gain Operational Intelligence that deepens business and customer understanding, improves service and uptime, reduces cost and mitigates cybersecurity risk. Splunk Storm®, a cloud-based subscription service, is used by organizations developing applications in the cloud.

To learn more, please visit www.splunk.com/company.

Splunk, Splunk Storm and the engine for machine data are registered trademarks or trademarks of Splunk Inc., and/or its subsidiaries and/or affiliates in the United States and/or other jurisdictions. All other brand names, product names or trademarks belong to their respective holders. © 2013 Splunk Inc. All rights reserved.

For more information, please contact:

Sherry Lowe

Splunk Inc.

415-852-5529

slowe@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

415.848.8476

ktinsley@splunk.com